Exhibit 2.1
Plan of Merger
April 25, 2001

                                 PLAN OF MERGER

         This Plan of Merger is made and entered into this 25th day of April, 2001, by and between ZKID NETWORK COMPANY, a Nevada corporation, ("ZKID" or the "Surviving corporation"), and QUADRIC ACQUISITION CORPORATION, a Nevada corporation, ("QUADRIC" or the "Disappearing Corporation").

                                    RECITALS

         A. ZKID is a corporation organized and existing under the laws of the State of Nevada and has authorized capital stock consisting of 100,000,000 shares of common stock, par value $0.0001 per share, of which 25,857,034 shares are issued and outstanding.

         B. QUADRIC is a corporation in organization under the laws of the State of Nevada and has authorized capital stock consisting of 25,000,000 shares, par value $0.001 per share, of which 5,000,000 shares are issued and outstanding of which 4,750,000 are owned by Donald Weisberg and 250,000 owned by Gregory Wilson.

         C. The Board of Directors of ZKID and QUADRIC, respectively, deem it advisable for QUADRIC to merge with and into ZKID.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, ZKID and QUADRIC hereby agree to the following Plan of Merger:

         1. Names of Constituent Corporations. QUADRIC will merge with and into ZKID. ZKID will be the Surviving Corporation.

         2. Terms and Conditions of Merger. The effective date of merger will be the date upon which the Articles of Merger are filed with the Nevada Secretary of State. Upon the effective date of the merger the separate corporate existence of QUADRIC will cease; title to all real estate and other property owned by QUADRIC will be vested in ZKID without reversion or impairment; and the Surviving Corporation will have all liabilities of QUADRIC. Any proceeding pending by or against QUADRIC may be continued as if such merger did not occur, or the Surviving Corporation may be substituted in the proceeding for QUADRIC.

         3. Governing Law. The laws of the State of Nevada will govern the Surviving Corporation.

         4. Name. The name of the Surviving Corporation will be ZKID NETWORK COMPANY.

         5. Registered Office. The present address of the registered office of the Surviving and Disappearing corporation's is 445 East Erie St., Suite 106, Chicago, IL 60610.

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         6.  Accounting.   The  assets  and  liabilities  of  ZKID  and  QUADRIC
(collectively the "Constituent Corporations") as of the effective date of the merger will be taken up on the books of the Surviving Corporation at the amounts at which they are carried at that time on the respective books of the Constituent Corporations.

         7. Bylaws. The Bylaws of ZKID as of the effective date of the merger will be the Bylaws of the Surviving Corporation until the same will be altered or amended in accordance with the provisions thereof.

         8. Directors. The directors of ZKID as of the effective date of the merger will be the directors of the Surviving Corporation until their respective successors are duly elected and qualified.

         9. Manner and Basis of Converting Shares. As of the effective date of the merger:

                  (a) Each share of QUADRIC common stock, with a par value of $0.001 per share, issued and outstanding will continue to be one share of common stock with a par value of $0.0001 per share of the Surviving Corporation.

                  (b) The Surviving Corporation will convert or exchange each share of QUADRIC common stock for one share of the common stock of the Surviving Corporation. Fractional shares will be rounded up to the nearest whole number.

                  (c) On the effective date of the merger, holders of certificates of common stock in QUADRIC may surrender them to the Surviving
Corporation, or its stock transfer agent, in such manner as the Surviving Corporation legally may require. This exchange will be mandatory.

                  (d) In addition, the shareholders will be entitled to receive any dividends on the shares of common stock of the Surviving Corporation which may have been declared and paid between the effective date of the merger and the issuance to such shareholder of the certificate of such common stock.

         10. Shareholder Approval. This Plan of Merger will be submitted to the shareholders of QUADRIC for its approval in the manner provided by law. After approval, the Articles of Merger will be filed as required under the laws of the State of Nevada.

         11. Rights of Dissenting Shareholders. ZKID, the sole shareholder of QUADRIC will waive any dissenting rights.

         12. Termination of Merger. This merger may be abandoned at any time prior to the filing of Articles of Merger with the Secretary of State, upon a vote of a majority of the Board of Directors of both ZKID and QUADRIC. If the merger is terminated, there will be no liability on the part of either Constituent Corporation, their respective Boards of Directors, or shareholders.

         13. Counterparts. This Plan of Merger may be executed in any number of counterparts, and all such counterparts and copies will be and constitute an original instrument.

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         IN  WITNESS  WHEREOF,  this  Plan of  Merger  has been  adopted  by the undersigned corporations as of this 25th day of April, 2001.

ZKID NETWORK COMPANY                       QUADRIC ACQUISITION CORPORATION


By: /s/ Donald Weisberg                    By: /s/ Gregory M. Wilson
   ---------------------                      -----------------------
Name: Donald Weisberg                      Name: Gregory M. Wilson
Title: President                           Title: President